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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Effress                          Richard               J.
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   (Last)                           (First)             (Middle)

  c/o MedSource Technologies, Inc.
  110 Cheshire Lane, Suite 110
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                                    (Street)

   Minnesota                         MN                  55305
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Medsource Technologies, Inc. (MEDT)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

     12/12/2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

               Chairman of the Board and Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                          6.
                                                              4.                           5.             Owner-
                                   2A.                        Securities Acquired (A) or   Amount of      ship
                                   Deemed      3.             Disposed of (D)              Securities     Form:      7.
                                   Execution   Transaction    (Instr. 3, 4 and 5)          Beneficially   Direct     Nature of
                    2.             Date, if    Code           --------------------------   Owned at End   (D) or     Indirect
1.                  Transaction    any         (Instr. 8)                (A)               of Month       Indirect   Beneficial
Title of Security   Date           (mm/dd/yy)  -----------     Amount     or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)          (mm/dd/yy)                  Code   V                 (D)               and 4)         (Instr.4)  (Instr. 4)
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Common Stock         12/12/2002                 J(a)           26,338      D      (a)        399,790        D
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Common Stock                                                                                  3,724         I         By trust (b)
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                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                6.                                          Deriv-    of
            Conver-                              5.           Date              7.                        ative     Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          Secur-    ative    Nature
            or                                   Derivative   and               of Underlying     8.      ities     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   Bene-     ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Code    of (D)                                   Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security    Secur-  Day/     (Month/Day  ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V    (A)  (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(a) The reporting person has transferred the shares that are the subject of this report to affiliates of Whitney & Co. for no consideration pursuant to the terms of the share transfer agreement described in the Registration Statement on Form S-1 (Registration No. 333-76842) of MedSource Technologies, Inc.
(b) The shares are owned by the Richard J. Effress Family Trust. The reporting person disclaims beneficial ownership of such shares, and this report shall not be an admission that the reporting person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest.



/s/ Richard Effress                                           12/13/2002
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
       Richard Effress

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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